UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
F O R M  3                                                     OMB APPROVAL
                        INITIAL STATEMENT OF BENEFICIAL    OMB Number: 3235-0104
                             OWNERSHIP OF SECURITIES   Expires: October 31, 2001
                                                        Estimated average burden
                                                        hours per response...0.5

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of      2. Date of Event        4. Issuer Name and Tickler
   Reporting Person*           Requiring Statement     or Trading Symbol
                               (Month/Day/Year)

  Morrice, Robert Scott           May 8, 2002            Solara Ventures Inc.
  -----------------------         -----------            --------------------
  (Last) (First) (Middle)

  13554 Woodcrest Drive
  ------------------------
        (Street)

  Surrey, B.C. V4P 1W6 Canada
  -----------------------------
    (City) (State) (Zip)

3. I.R.S. Identification  5. Relationship of Reporting  6. If Amendment, Date of
   Number of Reporting       Person(s) to Issuer           Original (Month/Day/
   Person, if an entity      (Check all applicable)        Year)
   (voluntary)

      N/A                    X  Director        10% Owner         N/A
      ---                   ---             ---                   ---
                                Officer         Other
                             X  (give title    (specify  7. Individual or Joint/
                            ---  below)     --- below)      Group Filing (Check
                                                            Applicable Line)
                            Secretary
                            ---------                     X Form filed by One
                                                         ---
                                                            Reporting Person

                                                            Form filed by More
                                                            than One Reporting
                                                            Person
                                                         ---


             Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security  2. Amount of      3. Ownership Form:   4. Nature of
   (Instr. 4)            Securities        Direct (D) or        Indirect
                         Beneficially      Indirect (I)         Beneficial
                         Owned             (Instr. 5)           Ownership
                         (Instr. 4)                             (Instr. 5)

Common Stock             700,000            D                   N/A
------------             -------            -                   ---

               Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of    2. Date Exer-  3. Title and  4. Conver-  5. Owner-  6. Nature of
   Derivative     cisable and    Amount of     sion or     ship       Indirect
   Security       Expiration     Securities    Exercise    Form of    Beneficial
   (Instr. 4)     Date           Underlying    Price of    Deriv-     Ownership
                  (Month/Day/    Derivative    Deri-       ative      (Instr. 5)
                  Year)          Security      vative      Secur-
                                               Security    ities:
                                               (Instr. 4)  Direct
                                                           (D) or
                                                           Indirect
                                                           (I)
                                                           (Instr. 5)

                       Expira-  Title  Amont
                       tion            or
               Date    Date            Number
               Exer-                   of
               cisable                 Shares












Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:



                      /s/ Robert Scott Morrice                May 19, 2002
                    -------------------------------         ----------------
                    Signature of Reporting Person                Date